Exhibit 99.2

[Datasea PrESS RELEASE]	1

Datasea Inc. Announces Closing of $5.8 Million Firm Commitment Underwritten Public Offering

BEIJING, CHINA, December 21, 2018 /GlobeNewswire/ - Datasea Inc. (NASDAQ: DTSS) ("Datasea" or the "Company"), a technology company engaged in the development of information technology (or IT) systems and network security solutions, today announced the closing of its previously announced underwritten public offering of 1,450,000 shares of its common stock at the public offering price of $4.00 per share, resulting in gross proceeds of $5.8 million before underwriting discounts and commissions and offering expenses. The offering was conducted on a firm commitment basis. All of the shares of common stock were offered by Datasea. Datasea has granted the underwriter a 45-day option to purchase up to an additional 217,500 shares of common stock at the public offering price, less underwriting discounts and commissions. The shares began trading on the NASDAQ Capital Market on December 19, 2018 under the ticker symbol "DTSS".

ViewTrade Securities, Inc., a global provider of brokerage, investment banking, corporate, advisory and trading platform services, acted as the Sole Underwriter and Sole Book-Running Manager for the offering.

Ellenoff Grossman & Schole LLP is acting as counsel to Datasea.

Datasea intends to use the net proceeds from the offering for product innovation and development, product manufacturing, marketing and expansion and general working capital.

A registration statement relating to these securities was previously filed on Form S-1 (File No. 333-221906) with the Securities and Exchange Commission (the "SEC"), and was declared effective by the SEC on December 18, 2018. The offering of these securities has been made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained on the SEC's website located at www.sec.gov and may also be obtained, when available, from ViewTrade Securities, Inc., Attention: Prospectus Department, 7280 W Palmetto Park Rd Suite 310, Boca Raton, FL 33433, or by email at ib@viewtrade.com. Please indicate your request for a prospectus.

Before you invest, you should read the prospectus and other documents the Company has filed or will file with the SEC for more complete information about the Company and the offering. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any state or jurisdiction.

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About Datasea Inc.

Datasea is a technology company in China engaged in the development of information technology (or IT) systems and network security solutions. Datasea primarily focuses on IT system security and leveraging its proprietary technologies, intellectual property and market intelligence to provide comprehensive and optimized security solutions to clients. Datasea has been certified as one of the High Tech Enterprises (jointly issued by the Beijing Science and Technology Commission, Beijing Finance Bureau, Beijing State Taxation Bureau and Beijing Local Taxation Bureau) and one of the Zhongguancun High Tech Enterprises (issued by the Zhongguancun Science Park Administrative Committee) in recognition of the company’s achievement in high technology products. Datasea’s cyber security engineers and experts create, design, build and run various security programs tailored to clients. Through the company’s professional team and strong expertise in the system security field, Datasea offers clients a broad portfolio of system security solutions or services, along with strategic advice and ongoing management of their security infrastructure.  For additional company information, please visit: ir.shuhaixinxi.com.

About ViewTrade Securities, Inc.

ViewTrade Securities Incorporated, a US-registered broker dealer providing: brokerage, trading, investment banking & advisory services for US retail investors and B2B to major financial institutions worldwide, including some of the largest institutions in their domestic markets. ViewTrade Securities' Investment Banking Division offers capital raising and advisory services to growth-oriented companies both domestically and in emerging markets. For further information, please visit: http://www.ViewTrade.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will", "expects", "anticipates", "future", "intends", "plans", "believes", "estimates", "target", "going forward", "outlook" and similar statements. Such statements are based upon management's current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond the Company's control, which may cause the Company's actual results, performance or achievements to differ materially from those in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

[Datasea PrESS RELEASE]	3

Investor and Media Contact:

International Elite Capital Inc.
Annabelle Zhang
Telephone: +1(646) 866-7989
Email: datasea@iecapitalusa.com